EXHIBIT B

(1) David A. Tepper ("Mr. Tepper") is the sole stockholder of Appaloosa Partners Inc. ("API"). API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests in, Appaloosa Management L.P. ("AMLP"). AMLP is the general partner of Appaloosa Investment Limited Partnership I ("AILP") and acts as investment adviser to Palomino Fund Ltd. ("Palomino" and together with Mr. Tepper, API, AMLP and AILP, collectively, the "Reporting Persons"). Therefore, Mr. Tepper is filing this Report on Form 4 jointly with API, AMLP, AILP and Palomino. The Reporting Persons' business address is c/o Appaloosa Management L.P., 26 Main Street, Chatham, New Jersey, 07928. Mr. Tepper may be deemed to have beneficial ownership of more than 10% of the outstanding common stock of Kindred Healthcare, Inc. (the "Company").

(2) On December 1, 2003, the Reporting Persons sold, in open market transactions, (a) 25,000 Series A Warrants ("Series A Warrants") at the price of $24.35 per Series A Warrant and (b) 25,000 Series B Warrants ("Series B Warrants" and together with Series A Warrants, "Warrants") at the price of $21.70 per Series B Warrant. On December 2, 2003, the Reporting Persons purchased, in open market transactions, 1,000 Series B Warrants at the price of $22.95 per Series B Warrant. Each Series B Warrant is convertible into one share of Common Stock at an exercise price of $33.33. Upon conversion of the Series B Warrants purchased on December 2, 2003, the Reporting Persons would beneficially own 1,000 shares of Common Stock. Each of the Reporting Persons disclaims beneficial ownership of the foregoing Warrants, except to the extent of its "pecuniary interest" (as such term is defined in Rule 16a-1 under the General Rules and Regulations of the Securities Exchange Act of 1934, as amended) therein, and this report shall not be deemed an admission that any of the Reporting Persons are the beneficial owners of such securities for the purpose of Section 16 or for any other purpose.

(3) The Reporting Persons will remit $40,626 to the Company, representing the profit from the transactions.